Exhibit (a)(2)

the oberweis funds

written instrument establishing and designating

CLASSES OF Oberweis emerging growth fund,
oberweis MICRO-CAP fund, oberweis Small-Cap
Opportunities Fund and oberweis china opportunities fund

The undersigned, being a majority of the trustees of The Oberweis Funds (the “Trust”), a business trust organized pursuant to an Amended and Restated Agreement and Declaration of Trust dated February 23, 2017 (the “Declaration of Trust”), pursuant to Section 11 of Article III of the Declaration of Trust, do hereby establish and designate the following two classes of shares of the Oberweis Micro-Cap Fund, Oberweis Emerging Growth Fund, Oberweis Small-Cap Opportunities Fund and Oberweis China Opportunities Fund (the “Funds”): Investor Class Shares and Institutional Class Shares. The relative rights and preferences of such classes of the Funds shall be as set forth in the registration statement of the Trust.

IN WITNESS WHEREOF, the undersigned have this 23rd day of February, 2017 signed these presents.

/s/ Katherine Smith Dedrick Katherine Smith Dedrick
/s/ Gary D. McDaniel Gary D. McDaniel
/s/ James D. Oberweis James D. Oberweis
/s/ James G. Schmidt James G. Schmidt